Exhibit 23.15

The undersigned hereby consents to being named in the registration statement on Form S-1 and in all subsequent amendments and post-effective amendments or supplements thereto (the “Registration Statement”) of Talen Energy Corporation and Talen Energy Holdings, Inc. (each a “Company”) as an individual to become an officer of each Company and to the inclusion of his or her biographical and other information in the Registration Statement. The undersigned also hereby consents to being named in any registration statement on Form S-8 filed by either Company that incorporates by reference the prospectus forming part of the Registration Statement.

In witness whereof, this consent is signed and dated as of the date set forth below.

Date: November 5, 2014

/s/ James E. Schinski
Name: James E. Schinski